Exhibit 99.1

Bionik Laboratories Announces Closing of Acquisition of Interactive Motion Technologies, Inc. (IMT)

•	Bionik now provides a wider range of rehabilitation solutions for individuals with neurological disorders living with both upper and lower body mobility challenges
•	Transaction further differentiates Bionik in the robotics market
•	Preeminent leaders in robotics technology development join Bionik team effective immediately
•	Bionik to focus on executing near-term strategy to accelerate market expansion and revenue generation with product integration

Toronto, ON – April 21, 2016 – Bionik Laboratories Corp. (OTCQX: BNKL), a global pioneering robotics company focused on providing rehabilitation solutions to individuals with neurological disorders (“Bionik” or the "Company"), announced today it has acquired all of the outstanding shares and, accordingly, all assets and liabilities of Interactive Motion Technologies, Inc. (“IMT”), a Boston, Massachusetts-based global pioneer and leader in providing effective robotic tools for neurorehabilitation.

Effective immediately, Jules Fried, IMT’s Chief Executive Officer, has been appointed to Bionik’s management team as VP, U.S. Operations and Hermano I. Krebs, Ph.D., M.S., IMT’s Co-Founder and Chairman of the Board, has been appointed Chief Science Officer of the Company. Neville Hogan, Sun Jae Professor of Mechanical Engineering and Professor of Brain and Cognitive Sciences at the Massachusetts Institute of Technology (“MIT”), a member of IMT’s Board of Directors, has assumed an advisory role to the Bionik team. Drs. Krebs and Hogan are the co-founders of IMT, researchers at MIT and world leaders in robot-aided rehabilitation. Bionik will maintain IMT’s U.S. office based in Boston, Massachusetts.

“The closing of this transaction marks a significant milestone in the evolution of Bionik and is a testament to our commitment to the execution of our growth strategy. We have effectively transformed Bionik by expanding the Company’s technology and product portfolio significantly, ranging from commercial-stage products to products in development in the neurorehabilitation field,” stated Peter Bloch, Chief Executive Officer and Chairman of the Board of Bionik Laboratories.

Terms of the Agreement

In return for acquiring the business and all the assets of IMT, Bionik has agreed to assume all of IMT’s liabilities and, under the terms of the Merger Agreement, IMT shareholders will receive up to an aggregate of 23,650,000 shares of Bionik’s common stock. Letters of transmittal allowing IMT stockholders of record to deliver their shares to Bionik in exchange for payment of the merger consideration will be distributed shortly after closing.

Mr. Bloch continued, “Moving forward, our immediate priorities are to ensure a smooth integration of IMT and Bionik and put forth a robust effort towards our commercialization activities supporting market expansion and revenue generation as well as the advancement and development of our earlier-stage products and technologies towards approval in key markets globally.”

Through the closing of this transaction, Bionik’s product line now includes three upper extremity clinical rehabilitation products currently on the market for clinical use, a lower-body product available for research use being developed for clinical release, as well as a potential pipeline to other new product candidates based on recent research being done at MIT by Drs. Krebs and Hogan. The clinical products have been characterized as Class II medical devices by the U.S. Food and Drug Administration (FDA) and are currently sold in over 20 countries, including the United States. IMT has a growing body of clinical data for its products. In addition, IMT’s manufacturing facility is compliant with ISO-13485 and FDA regulations.

The Bionik team is committed to executing on its strategy of market expansion and revenue growth of the IMT products in 2016. As an important step in achieving this, Bionik expects to bolster its team with the appointment of a Chief Commercial Officer, for which it is currently recruiting.

About Bionik Laboratories

Bionik Laboratories (OTCQX: BNKL), is a global, pioneering robotics company focused on providing rehabilitation solutions to individuals with neurological disorders. Through the acquisition of Interactive Motion Technologies, Bionik has added a portfolio of products focused on upper and lower extremity rehabilitation of stroke patients. The Company now has three products on the market and three products in varying stages of development. The InMotion Systems - the InMotion ARM™, InMotionWrist™, InMotion Hand™ and InMotion Ankle™, are designed to provide intelligent, patient-adaptive therapy in a manner that has been clinically verified to maximize neuro-recovery. Bionik is also developing a lower-body exoskeleton, ARKE™, designed to allow paraplegics as well as other wheelchair users the ability to rehabilitate through walking. Each of Bionik’s products are or are expected to be designed to continually adapt to a patient’s ability and provide real time feedback to the physiotherapist through the use of Bionik’s proprietary data collection and analytics cloud network through its partnership with IBM.

For more information, please visit www.bioniklabs.com and connect with us on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons and other rehabilitation products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the successful integration of IMT with Bionik and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Bionik Laboratories, Inc. Investor and Media Contact:
Jenene Thomas
Jenene Thomas Communications, LLC
(908) 996-0239

jenene@jenenethomascommunications.com

SOURCE: Bionik Laboratories Corp.

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